EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT - ALI FATTAEY

THIS AMENDMENT (the “Amendment”) is made as of March 7, 2017 between Curis, Inc., a Delaware corporation (the “Company”), and Ali Fattaey, Ph.D. (the “Employee”).

WHEREAS, Employee’s employment with the Company is subject to the terms and conditions of an employment agreement currently in effect by and between Employee and the Company, dated as of June 2, 2014 (the “Employment Agreement”); and
WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined it appropriate to increase the severance that would be potentially payable to the Employee in certain terminations of employment following a change in control.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree to amend the Employment Agreement as follows:
1.Clause (iii) in Section 4(d)(ii) is revised by replacing “within 2 years following the initial existence of the condition” with “no later than 30 days following the last day of the cure period in clause (ii).”

2.Section 4(d)(iii) is revised by adding at the end the words “Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A, a Change in Control must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).”

3.Section 5(a) is revised to read as follows:

In the event the Employee’s employment terminates by the Company for Cause, by the Employee without Good Reason or due to the death or Disability of the Employee, the Company shall pay to the Employee (i) any earned but unpaid base salary and, to the extent consistent with general Company policy or applicable law, accrued but unused vacation/paid time off through and including the date the Employee’s employment with the Company ends, to be paid in accordance with the Company’s regular payroll practices and with applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses in accordance with the Company’s policies for which expenses the Employee has provided appropriate documentation, to be paid in accordance with Section 14, and (iii) any amounts or benefits to which the Employee is then entitled under the terms of the benefit plans (other than severance) then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A as defined below). Medical/dental insurance as an Employee of the Company will cease upon the date employment ends (or such later date as the insurance policies provide), and the Employee will be eligible for continuation of such coverage pursuant to COBRA at his expense except as provided below (or prohibited under COBRA).
4.Section 5(b) is revised by adding at the end the words “Notwithstanding the foregoing, the Company may end the payment of premiums earlier (but not the Employee’s eligibility for COBRA) if it reasonably determines that applicable laws or regulations are reasonably likely to cause the payment of these premiums to trigger taxes or penalties on the Company or other participants or, to the extent the Employee would be taxed on more than the amount of the premiums, to the Employee.”

5.Section 5(c) is revised to read as follows:
In the event that, within 12 months following a Change in Control Event, the Employee’s employment terminates as a result of a termination by the Employee for Good Reason, or a termination by the Company or its successor without Cause, in addition to the compensation and benefits described in Section 5(a), the Employee shall receive, reduced by all applicable taxes and withholdings, (i) twice the Employee’s then base salary (or if the base salary was reduced within 12 months following a Change in Control Event from the level in effect immediately before the consummation of that event, the level before such reduction) paid ratably over a period of 24 months in accordance with the Company’s then current payroll policies and practices, (ii) an amount equal to the full target bonus for the year of termination, and (iii) an amount equal to a portion of the same year’s target bonus, pro-rated to reflect days elapsed from the beginning of the bonus year to the date of termination over 365, with the payments in clauses (ii) and (iii) to be made on or around the date of the first installment of the payments under clause (i). If severance is due under the proceeding sentence, the Company will also pay any difference between the COBRA premium and the amount the Employee would otherwise be responsible for with respect to the medical and dental coverage elected for a period of 18 months from the date of such termination or as long as the Employee is eligible for and elects to be covered by COBRA, whichever period is shorter. At the end of this period, the Employee is eligible to continue coverage for the balance of the statutory period under COBRA, provided that the Employee pays the COBRA premium. Notwithstanding the foregoing, the Company may end the payment of premiums earlier (but not the Employee’s eligibility for COBRA) if it reasonably determines that applicable laws or regulations are reasonably likely to cause the payment of these premiums to trigger taxes or penalties on the Company or other participants or, to the extent the Employee would be taxed on more than the amount of the premiums, to the Employee. The benefits provided under this Section 5(c) shall be in lieu of any benefits to which the Employee would have otherwise been entitled pursuant to Section 5(b) of this Agreement.
6.Section 5(f) is revised to say “The benefits provided for the Employee under this Agreement shall be the sole payments and benefits for which the Employee shall be eligible at the conclusion of his employment with the Company for any reason (other than as provided under the terms of any equity compensation plans or awards) and shall supersede any and all prior agreements or arrangements for post-termination severance.”

7.Except as specifically amended herein, the Employment Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Ali Fattaey, Ph.D. (“Employee”)        Curis, Inc. (the “Company”):

/s/ Ali Fattaey, Ph.D.                 /s/ James R. McNab, Jr.
Name: James R. McNab, Jr.
Title:    Chairman